EXHIBIT 99.1

RBC Life Sciences®
August 5, 2009

RBC Life Sciences Announces Second Quarter 2009 Results

Irving, Texas (RBC Life Sciences: OTCBB: RBCL) — RBC Life Sciences, Inc., a provider of proprietary nutritional supplements, wound care and pain management products, reported today company-wide net sales of $6.76 million for the quarter ended June, 30, 2009, compared to net sales of $6.89 million for the same quarter last year.

The company also reported net earnings of $277,000, or $0.01 per share, during the second quarter of 2009, compared to net earnings of $276,000, or $0.01 per share, in 2008.

“The current global economic decline has presented its challenges, especially to our international licensees, and was the main cause of the quarterly sales decline” said RBC Life Sciences President and CEO, John W. Price. “Meanwhile, we’re pleased with the progress of our planned expansion of the U.S. and Canadian independent sales market. Continuing the first quarter trend, we more than doubled the number of new Associates during the second quarter of 2009 compared to last year.”

Mr. Price said RBC Life Sciences is entering the second phase of the expansion by rolling out a company-wide rebranding effort encompassing everything from redesigned labeling to new and streamlined product offerings.

At its national convention in August, RBC Life Sciences will unveil a revolutionary, new product that the company believes will become one of its best sellers. Mr. Price said the company also will introduce the ClearPay System, the industry’s first virtually balancing flex compensation plan. The new five-leg compensation plan emphasizes business building by giving Associates 10 ways to earn money without the inherent weaknesses of binary systems.

About RBC Life SciencesRBC Life Sciences develops, manufactures and markets high-quality nutritional supplements and personal care products to a growing population of consumers seeking wellness and a healthy lifestyle. Under its MPM Medical brand, RBC Life Sciences also develops and markets to health care professionals in the United States proprietary prescription and nonprescription products for advanced wound care and pain management. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than thirty countries in which the products are distributed. For more information, visit the company's Web site at www.rbclifesciences.com.

The statements above, other than statements of historical fact, may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company's management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company's filings with the Securities and Exchange Commission.

Contacts:
Alan Van Zelfden
RBC Life Sciences
972-893-4050
alan.vanzelfden@rbclifesciences.com

Steve Brown
RBC Life Sciences
972-893-4000
steve.brown@rbclifesciences.com

RBC Life Sciences Second Quarter 2009

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Quarters Ended June 30,
	2009	2008

Net sales	$6,759	$6,887
Gross profit	3,521	3,697
Operating profit	508	501
Earnings before income taxes	466	456
Provision for income taxes	189	180
Net earnings	277	276

Earnings per share – basic and diluted	$0.01	$0.01

Weighted average shares outstanding – basic	21,922	21,243
Weighted average shares outstanding – diluted	22,477	22,944

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Six Months Ended June 30,
	2009	2008

Net sales	$12,775	$13,234
Gross profit	6,660	7,199
Operating profit	347	1,112
Earnings before income taxes	263	1,023
Provision for income taxes	157	392
Net earnings	106	631

Earnings per share – basic and diluted	$0.00	$0.03

Weighted average shares outstanding – basic	21,920	21,179
Weighted average shares outstanding – diluted	22,509	22,920

RBC Life Sciences Second Quarter 2009

RBC Life Sciences, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)
	June 30,	December 31,
	2009	2008
Assets
Cash and cash equivalents	$4,097	$4,973
Inventories	5,608	5,707
Other current assets	1,875	2,245
Total current assets	11,580	12,925
Other assets	7,221	6,841
Total assets	$18,801	$19,766

Liabilities and shareholders’ equity
Accounts payable and accrued liabilities	$2,545	$3,228
Deferred revenue	3,837	4,279
Other current liabilities	150	144
Total current liabilities	6,532	7,651
Other liabilities	2,693	2,728
Shareholders’ equity	9,576	9,387
Total liabilities and shareholders’ equity	$18,801	$19,766

# # # #